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HANOVER DIRECT, INC.                                                 EXHIBIT 11
COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                                                 (In 000's except per share amounts)

                                                                            13 WEEKS ENDED

                                                                 SEPTEMBER 28,         SEPTEMBER 27,
                                                                     1996                  1997
                                                                     ----                  ----

Net income (loss) before extraordinary item                       $   (28,431)          $   (3,421)
Extraordinary item                                                     (1,134)                --
                                                                  -----------           ----------
Net income (loss)                                                     (29,565)              (3,421)
Preferred stock dividends                                                 (59)                 (47)
                                                                  -----------           ----------
Net income (loss) applicable to common shareholders               $   (29,624)          $   (3,468)
                                                                  ===========           ==========

Average shares of common stock outstanding during the period          114,252              200,330

Total shares used to calculate PEPS*                                  114,252              200,330

Primary earnings per share:
Earnings (loss) before extraordinary item                         $     (0.25)          $    (0.02)
Extraordinary item                                                      (0.01)                --
                                                                  -----------           ----------
Primary earnings per share                                              (0.26)               (0.02)
                                                                  ===========           ==========

Average shares of common stock outstanding during the period          114,252              200,330
Total shares used to calculate FDEPS*                                 114,252              200,330

Fully diluted earnings per share:
Earnings (loss) before extraordinary item                         $     (0.25)          $    (0.02)
Extraordinary item                                                      (0.01)                --
                                                                  -----------           ----------
Fully diluted earnings per share                                  $     (0.26)               (0.02)
                                                                  ===========           ==========

Average shares of common stock outstanding during the period          114,252              200,300

Basic earnings per share:
Earnings (loss) before extraordinary item                         $     (0.25)          $    (0.02)
Extraordinary item                                                      (0.01)                --
                                                                  -----------           ----------
Basic earnings per share                                          $     (0.26)          $    (0.02)
                                                                  ===========           ==========




*Per APB 15, when a net loss is reported, exercise or conversion of stock options is not to be assumed.


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